EXHIBIT 99.1

October 1, 2009

Left Behind Games Inc. – CEO Update

Dear Fellow Stockholders:

The purpose of this letter is to comment on the filings made earlier today.

As you may be aware, earlier in the week, certain filings were made regarding my compensation and that of our Board of Directors. Some misunderstood my ownership level. At present, if I were to convert my shares to common stock, which I have not done, I would own no more than 13% of the outstanding and issued shares of the company. Some shareholders were under the impression it was considerably higher.

Also, it is important to understand that today’s amendment reiterated issuances and accordingly, no new stock or convertible options were issued today. Instead, in accordance with SEC rules, we were required to file Form 3s and 4s to state our current share positions.

However, today’s amendment did eliminate voting of Preferred D Shares, which are owned by management and the Board.

We continue to run our business with the highest degree of concern for shareholder value and I welcome any of you to contact our Director of Investor relations, whose contact information is available on the investor relations page of our website. Should he be unable to address any questions, I will do my best to be available for calls as my mobile phone number is posted as well.

Thank you for your continued support. We are looking forward to a great 4th quarter.

Most sincerely,

/s/ Troy Lyndon

Troy Lyndon

Chief Executive Officer

Inspired Media Entertainment

Left Behind Games Inc.

troy@inspiredmedia.com

(951) 634-5457 Direct

This letter may contain certain “forward-looking statements” that are based on the Company’s current expectations, assumptions, estimates and projections about its business and industry.  various words, including, but not limited to, “may,” “expects,” “plans,” “anticipates,” “intends,” “will or would,” and similar expressions (modified as may be required by the context) are intended to identify “forward-looking statements.”  There can be no assurance that any of such statements will accurately predict future events, and actual results are subject to various risks and uncertainties that could cause the Company’s actual results to differ significantly and materially from those reflected in any forward-looking statements.

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements which express the current beliefs and expectations of Left Behind Games’ management, including the expectation of improved sales of the company’s products. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games’ future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of Left Behind Games' Form 10-KSB for the year ended March 31, 2006, which is on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.